        Exhibit 4.2
EMCORE CORPORATIONDESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material provisions of our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and By-Laws (our “Bylaws”), insofar as they relate to the material terms of our capital stock. This summary is qualified in its entirety by reference to the full text of our Restated Certificate of Incorporation and Bylaws, which are included as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as may be amended by a document filed with one of our periodic reports filed with the SEC subsequent to the date of that Annual Report. Additionally, the New Jersey Business Corporation Act (the “NJBCA”) may also affect the terms of our capital stock.

Authorized Capitalization

Our authorized capital stock consists of:

    100,000,000 shares of common stock, no par value (“Common Stock”); and
    5,882,352 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Common Stock

Subject to the relative rights, limitations and preferences of the holders of any then outstanding Preferred Stock, holders of our Common Stock will be entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by our Board of Directors (our “Board”) out of funds legally available therefor and (ii) in the event of our liquidation, dissolution or winding up, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders, including the election of directors, and the holders of shares of our Common Stock will possess the exclusive voting power. The holders of our Common Stock do not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of our capital stock.

Holders of shares of our Common Stock do not have any preference, conversion, exchange, sinking fund, redemption or appraisal rights. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board has the authority, without any requirement of vote or class vote of shareholders, to issue up to 5,882,352 shares of Preferred Stock, in one or more classes or series, and to establish and designate in any such class or series of Preferred Stock such priorities, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaw Provisions and the NJBCA

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Certain provisions of our Certificate of Incorporation and Bylaws, as well as certain provisions of the NJBCA, may make it more difficult to acquire control of us by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of our company to first negotiate with our Board.  We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. For additional information, we refer you to the provisions of our Restated Certificate of Incorporation, our Bylaws and the applicable sections of the NJBCA.

Certain Provisions of our Certificate of Incorporation and Bylaws

Certain provisions contained in our Certificate of Incorporation and Bylaws could have an anti-takeover effect. These provisions:

•	authorize the issuance by our Board of Preferred Stock, without any requirement of vote or class vote of shareholders, commonly referred to as “blank check” preferred stock, which shares of Preferred Stock may have rights senior to those of our Common Stock;

•	do not provide for cumulative voting by shareholders in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•	provide that directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose;

•	provide that a supermajority vote of our shareholders is required to amend some portions of our Certificate of Incorporation and Bylaws, including requiring approval by the holders of 80% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors for certain business combinations unless these transactions meet certain fair price criteria and procedural requirements or are approved by two-thirds of our continuing directors;

•	limit the persons who can call special shareholder meetings; shareholders do not have authority to call a special meeting of shareholders;

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•	establish advance notice requirements that must be complied with by shareholders to nominate persons for election to our Board or to propose matters that can be acted on by shareholders at shareholder meetings;

•	provide for the filling of vacancies on our Board by action of 66 2/3% of the directors and not by the shareholders; and

•	provide that the authorized number of directors may be changed only by resolution of the Board.

New Jersey Shareholders Protection Act

We are subject to NJBCA Section 14A-10A, which is also known the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect shareholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our Board for the fair and equitable treatment of all shareholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation’s board of directors approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder of that corporation unless the combination is approved by the board of directors prior to the interested shareholder’s stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder, or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:
    the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder, the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets, or the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

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The effect of the statute is to protect non-tendering, post-acquisition minority shareholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute generally applies to corporations that are organized under New Jersey law, and have a class of stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Listing

Our Common Stock is listed on The Nasdaq Global Select Market under the trading symbol “EMKR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

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